Exhibit 99.1

LEIDOS HOLDINGS, INC. AND LEIDOS, INC.
UNAUDITED PRO FORMA
FINANCIAL STATEMENTS

On July 24, 2015, Leidos Engineering, LLC (“Leidos Engineering”), a wholly-owned subsidiary of Leidos, Inc. (“Leidos”) sold all of the outstanding equity interests in Leidos Renewable Energy, LLC (“LRE”), the indirect parent of Plainfield Renewable Energy, LLC ("PRE"), to Greenleaf Power Consolidated, LLC (“Buyer”) pursuant to the Membership Interest Purchase Agreement by and among Leidos Engineering, PRE and Buyer dated March 24, 2015, as amended July 17, 2015 (the "Agreement").

Plainfield was historically included as part of Leidos' Health and Engineering reportable segment. The disposal of Plainfield does not represent a strategic shift in Leidos' business and does not qualify for presentation as a discontinued operation. Plainfield was classified as "Held for Sale" in Leidos' condensed consolidated balance sheet as of July 3, 2015.

The unaudited pro forma financial statements were derived from the Company’s historical financial statements and are being presented to give effect to the disposal of Plainfield.

Included herein are the following unaudited pro forma financial statements:

•	Condensed consolidated balance sheet as of April 3, 2015;

•	Condensed consolidated statement of income for the quarter ended April 3, 2015; and

•	Consolidated statement of income for the year ended January 30, 2015

The unaudited pro forma condensed consolidated balance sheet and statements of income should be read in conjunction with the historical financial statements and accompanying notes.

The pro forma adjustments are based on the best information available and assumptions that management believes are reasonable, that reflect the impacts of events directly attributable to the disposal and related transactions, and that are factually supportable. The unaudited pro forma financial statements are provided for illustrative and informational purposes only and are not intended to represent or be indicative of what Leidos' results of operations or financial position would have been had the sale occurred during those periods. The unaudited pro forma financial statements also should not be considered representative of Leidos’ future results of operations or financial position.

See combined notes to the unaudited pro forma condensed consolidated balance sheet and statements of income for a more detailed discussion of these transactions.

LEIDOS HOLDINGS, INC. AND LEIDOS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

	April 3, 2015
		Pro-Forma Adjustments
(in millions)	Historical Leidos Holdings, Inc.	Plainfield [A]	Other		Pro-Forma

ASSETS
Current assets:
Cash and cash equivalents	$377	$—	$—		$377
Receivables, net	977	(2)	—		975
Inventory, prepaid expenses and other current assets	297	(3)	(1)	[B]	293
Total current assets	1,651	(5)	(1)		1,645
Property, plant and equipment, net	308	(122)	—		186
Intangible assets, net	35	—	—		35
Goodwill	1,207	—	—		1,207
Deferred income taxes	13	—	(6)	[B]	7
Other assets	95	(1)	—		94
Total assets	$3,309	$(128)	$(7)		$3,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$745	$(3)	$(1)	[B]	$741
Accrued payroll and employee benefits	237	—	—		237
Notes payable and long-term debt, current portion	2	—	—		2
Liabilities of discontinued operations	3	—	—		3
Total current liabilities	987	(3)	(1)		983
Notes payable and long-term debt, net of current portion	1,156	—	—		1,156
Other long-term liabilities	166	—	(6)	[B]	160
Commitments and contingencies
Stockholders' equity:	1,000	(125)	—		875
Total stockholders' equity	1,000	(125)	—		875
Total liabilities and stockholder's equity	$3,309	$(128)	$(7)		$3,174

LEIDOS HOLDINGS, INC. AND LEIDOS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended April 3, 2015
		Pro-Forma Adjustments
(in millions, except per share amounts)	Historical Leidos Holdings, Inc.	Plainfield [A]	Other		Pro-Forma

Revenues	$1,246	$(5)	$—		$1,241
Costs and expenses:
Cost of revenues	1,093	(9)	—		1,084
Selling, general and administrative expenses	75	(2)	—		73
Asset impairment charges	40	(40)	—		—
Operating income	38	46	—		84
Non-operating income (expense):
Interest expense, net	(14)	1	(1)	[C]	(14)
Other expense, net	(1)	—	—		(1)
Income from continuing operations before income taxes	23	47	(1)		69
Income tax expense	—	—	(18)	[D]	(18)
Income from continuing operations	$23	$47	$(19)		$51
Earnings per share:
Basic earnings per share from continuing operations					$0.70
Diluted earnings per share from continuing operations					$0.68

LEIDOS HOLDINGS, INC. AND LEIDOS, INC.
UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF INCOME

	Year Ended January 30, 2015
		Pro-Forma Adjustments
(in millions, except per share amounts)	Historical Leidos Holdings, Inc.	Plainfield [A]	Other		Pro-Forma

Revenues	$5,063	$(13)	$—		$5,050
Costs and expenses:
Cost of revenues	4,392	(34)	—		4,358
Selling, general and administrative expenses	315	(8)	—		307
Goodwill impairment charges	486	—	—		486
Asset impairment charges	81	(43)	—		38
Separation transaction expenses	3	—	—		3
Operating loss	(214)	72	—		(142)
Non-operating income (expense):
Interest income	1	—	—		1
Interest expense	(75)	3	(3)	[C]	(75)
Other income, net	5	—	—		5
Loss from continuing operations before income taxes	(283)	75	(3)		(211)
Income tax expense	(47)	—	(29)	[D]	(76)
Loss from continuing operations	$(330)	$75	$(32)		$(287)
Loss per share:
Basic loss per share from continuing operations					$(3.88)
Diluted loss per share from continuing operations					$(3.88)

LEIDOS HOLDINGS, INC. AND LEIDOS, INC.
COMBINED NOTES TO UNAUDITED PRO FORMA
FINANCIAL STATEMENTS

[A]
The adjustments remove the balances and the results of operations of Plainfield Renewable Energy, LLC ("Plainfield"). The adjustments to the results of operations exclude certain corporate allocations and intercompany transactions, which would have been absorbed by Leidos on a consolidated level, independent of Plainfield.

[B]	The adjustments reflect the tax impacts due to Plainfield operations.

[C]	Plainfield interest expense incurred is intercompany in nature and is eliminated in consolidations.

[D]	The adjustments in [A] above in the statements of operations were tax effected using an estimated tax rate of 39.8%, based on the blended federal and state statutory income tax rates.